Frenchman’s Reef Resort & Morning Star Beach Resort November 2018

Frenchman’s Reef Resort & Morning Star Beach Resort Key Facts & Figures Q2 2020 Projected Reopening $20M+ Brand Support $30M USVI Support $370+ Stabilized ADR $25M Stabilized EBITDA 2

Renowned Team of Experts Supporting Rebuild



Kollin Altomare Architects

Four Seasons Punta Mita Resort & Spa
The Ritz-Carlton Laguna Niguel
The Fairmont Scottsdale Princess Resort
The Ritz Carlton, Kapalua Maui



WhiteSpace (Design)

Four Seasons Scottsdale at Troon North
Four Seasons Hotel Austin
Ritz-Carlton Half Moon Bay



The Johnson Studio (F&B Design)

The Ritz-Carlton Grand Cayman
(Blue, Seven, Taikun, Ritz Lobby Bar)
Lobster Sea Bar Grille (Miami Beach)
Del Frisco's Double Eagle Steakhouse (Dallas)



Maris Collective (Retail, Concepts, Programming)

Four Seasons Maui
Four Season Anguilla
Fairmont Kea Lani, Maui



Richard Sandoval Group (Celebrity Chef)

Four Seasons Nevis
Four Seasons Punta Mita
Maya (NYC, Dubai)
Toro Toro (Abu Dhabi)

DiamondRock Hospitality

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Frenchman’s Reef Resort • Frenchman’s Reef Resort is St. Thomas’s flagship resort - Located on approximately 21 acres of picturesque land overlooking Charlotte Amalie Bay & the Atlantic Ocean - Features over 1,200 linear feet of beach - Iconic asset with the most visible location and view to island • Frenchman’s Resort is prominently visible by all cruise passengers at the entrance of the Port of St. Thomas - Average of 1.8M cruise visitors per year • Largest hotel on the island and largest private employer • Currently unencumbered of brand and management • 384 rooms with ~30K SF of meeting space, full- service spa and numerous restaurant and bar options and 94 additional keys at Morning Star 4

Renovation Will Completely Reposition Frenchman’s Reef  Fully-renovated guestrooms  New lobby and public spaces  Redesigned pool, beach and spa experience  Enhanced restaurant & bar experiences through partnership with celebrity chef Richard Sandoval  Improved retail outlets and layout  New power system, waste water treatment plant and sea water treatment system - Will drive significant annual savings ($2M) 5

Morning Star Repositioned as a Boutique, Luxury Resort • 94 beachfront rooms will be up- branded to luxury, boutique resort • Distinct branding and luxury identity (e.g. Autograph Collection or Curio) • Targeting $500 ADR • Guestroom renovation ($150K per key) - Comp to Scrub Island Resort, Park Hyatt St. Kitts and Kimpton Seafire • Reimagined lobby, pool, restaurant (Cayman Islands) and bar 6

Significant Upside with Two Vastly Improved Resorts  Average Daily Rate Completely renovated and rebuilt $502: Morning Star assets $372 +47% $253 $341: Frenchman’s  Significant rate upside (47%) 2016A Stabilized Performance  Independent manager to improve profitability and residual value EBITDA ($M) $25.0 +51%  Increased resort fee for added $16.6 activities and amenities  Reimagined F&B experiences to 2016A Stabilized Performance drive F&B revenues EBITDA Margin  27.8% Enhanced tax benefits +320bps 24.8%  Infrastructure improvements to drive significant annual savings ($2M) 2016A Stabilized Performance 7

Frenchman’s Reef Main Lobby Rendering 8

Frenchman’s Reef Main Tower Guestroom Rendering 9

Morning Star Lobby Rendering 10

Morning Star Guestroom Rendering 11